Exhibit 99.1

ANTs Software Receives $3.0 Million Commitment from Investment Firm

SAN FRANCISCO -- January 6, 2011 -- ANTs software inc. (OTCBB: ANTS), a leader in database consolidation solutions, today announced that it has entered into an agreement with an investment firm to purchase 5,184,033 shares of restricted common stock and warrants for $3.0 million. The warrants entitle the holder to purchase up to $3.0 million or 5,702,338 shares at a price of $0.5261 per share, exercisable for a period of nine years. The closing of the sale occurred on January 4, 2011.

The proceeds from the transaction will be for working capital and to repay ANTs $0.25 million line of credit.

“This added capital provides ANTs with a stronger ability to capitalize on the considerable business opportunities ahead for our innovative database migration solutions,” commented Joseph Kozak, Chairman and Chief Executive Officer of ANTs Software. “We are thrilled to have this investment company as a new partner to support ANTs as we expand the reach of our proven technology.”

About ANTs software, inc.

The mission of ANTs Software is to help customers drive down IT operating costs by consolidating hardware and software infrastructure and eliminating cost inefficiencies. To this end, ANTs develops and sells the ANTs Compatibility Server (ACS) an innovative middleware solution that accelerates database consolidation between database vendors, enabling application portability. In addition to ACS, ANTs offers a complete portfolio of services ranging from architecting or managing IT infrastructure, to full application performance tuning and administrative services. ANTs is a public company with headquarters in San Francisco, California. Our shares trade on the OTC Bulletin Board under the symbol: ANTS. For more information visit, www.ants.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements concerning financial projections, financing activities, product development activities and sales and licensing activities. Such forward-looking statements are not guarantees of future results or performance, are sometimes identified by words of condition such as “should,” “could,” “expects,” “may,” or “intends,” and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: problems securing the necessary financing to continue operations should revenues not be sufficient to offset expenses, problems encountered in commercializing the ANTs technology, potential of undetected infringing technology or non-infringing competitive technologies, difficulties experienced in product development, roadblocks experienced in sales and marketing activities, longer than expected sales processes, difficulties in recruiting knowledgeable and experienced personnel, possible problems in migrating applications using the ANTs Compatibility Server (ACS), and potential problems in protecting the Company’s intellectual property. Further information concerning these and other risks is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Contact:

Investor Relations:
For ANTs software inc.
Todd Fromer, 212-896-1215
tfromer@kcsa.com

or

Media Contact:
ANTs software inc.
Cesar Rojas, 650-931-0535
cesar.rojas@ants.com